EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of MACRO Securities Depositor, LLC with respect to MacroShares $100 Oil Down Trust (the “Registration Statement”) of our report dated April 21, 2008, relating to the statement of assets and liabilities of MacroShares $100 Oil Down Trust at April 14, 2008, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts", “Reports to Shareholders”, "Appendix A", "Appendix B" and "Appendix C" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

August 22, 2008